UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2012

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

On February 21, 2012, Tangoe, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with the holders of all of the issued share capital of ttMobiles Limited, a private limited company incorporated in England (“ttMobiles”), under which the Company agreed to purchase all of the issued share capital of ttMobiles (the “Share Purchase”). On the same day, the Share Purchase was effected in accordance with the terms of the Purchase Agreement, with the Company acquiring all of the outstanding equity of ttMobiles for aggregate consideration of £5,500,000 pounds sterling (approximately $8,600,000 at current exchange rates) consisting of (i) £4,000,000 pounds sterling (approximately $6,300,000 at current exchange rates) in cash paid at the closing, and (ii) £1,500,000 pounds sterling (approximately $2,300,000 at current exchange rates) in cash payable on the first anniversary of the closing (the “Deferred Consideration”).  As part of the transaction, the Company will be acquiring ttMobiles’ balance sheet, which includes net positive assets of approximately £1.2 million pounds sterling (approximately $1,800,000 at current exchange rates).  The purchase price is subject to a net asset adjustment pursuant to which the purchase price will be increased or decreased to the extent that the net asset position of ttMobiles is more or less than a specified target by an amount that exceeds 5% of the target.  The Deferred Consideration remains subject to set-off rights of the Company with respect to claims for breach of warranties and certain indemnities given by the former holders of the issued share capital of ttMobiles under the Purchase Agreement.  The breach claims and indemnities are subject to limitations, including a threshold, certain baskets, caps and limited survival periods.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: February 21, 2012	By:	/s/ Albert R. Subbloie, Jr.

Albert R. Subbloie, Jr.

President and Chief Executive Officer